NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
CORPORATE BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN REPORTS FIRST HALF RESULTS;
REAFFIRMS FULL YEAR EARNINGS PER SHARE OUTLOOK FOR FISCAL 2020

Louisville, KY, December 5, 2019 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its second quarter and first half of fiscal 2020. For the second quarter, the company’s reported net sales1 were up 9% to $989 million (+6% on an underlying basis2) compared to the same prior-year period. In the quarter, reported operating income increased 6% to $352 million (-3% on an underlying basis) and diluted earnings per share rose 14% to $0.59.

For the first six months of the fiscal year, the company’s reported net sales increased 5% to $1.8 billion (+3% on an underlying basis). Reported net sales benefited approximately 1% due to the net change in distributor inventories related largely to the launch of Jack Daniel’s Tennessee Apple. Year-to-date reported operating income increased 1% to $600 million (-5% on an underlying basis) and diluted earnings per share increased 5% to $0.97.

Lawson Whiting, the company’s President and Chief Executive Officer said, “As expected, our results improved during the second quarter.  We continue to deliver solid underlying growth from both a geographic and portfolio perspective, despite the uncertain global economic and geopolitical environment.  Today, we reaffirmed our underlying net sales outlook for the year and remain on track to deliver another year of mid-single digit growth in underlying net sales led by the Jack Daniel’s family of brands, including the launch of Jack Daniel’s Tennessee Apple in the United States, as well as sustained double-digit growth from our premium bourbon and tequila portfolios.”

Whiting further added, “We continue to build our business for the long-term. Our takeaway trends3 remain healthy in many major markets as we continue to invest in consumer momentum by absorbing most tariff-related costs.  We believe this, coupled with increased investments in advertising and route-to-consumer changes in certain markets, position us well for the next generation of growth.”

Year-to-Date Fiscal 2020 Highlights

•	Underlying net sales grew 3% (+5% reported), improving to 6% (+9% reported) in 2Q:

◦
The United States grew underlying net sales 6% (+10% reported), emerging markets grew underlying net sales 5% (+4% reported), and our developed international markets grew underlying net sales 2% (+1% reported)

◦
Jack Daniel’s family of brands underlying net sales grew 2% (+5% reported) bolstered by the October launch of Jack Daniel’s Tennessee Apple in the United States, partially offset by a 1% underlying net sales decline (+1% reported) of Jack Daniel’s Tennessee Whiskey, which is largely timing related

◦
The company’s premium bourbons grew underlying net sales 22% (+28% reported) driven by Woodford Reserve’s 20% underlying net sales growth (+25% reported) and even stronger rate of growth from Old Forester

◦	Our tequila portfolio grew underlying net sales 11% (+10% reported), led by Herradura’s 19% underlying net sales growth (+21% reported) and el Jimador’s 13% underlying net sales growth (+8% reported)

•	Diluted earnings per share increased 5% to $0.97

Year-to-Date Fiscal 2020 Results By Market - Net Sales Growth Led by the United States

The United States grew underlying net sales 6% (+10% reported) driven by sustained double-digit growth from our premium bourbons, Woodford Reserve and Old Forester, and double-digit underlying net sales gains in aggregate from our tequilas, Herradura and el Jimador. Underlying net sales growth for the Jack Daniel’s family of brands accelerated to mid-single digits for the first half of fiscal 2020 driven by the launch of Jack Daniel’s Tennessee Apple and double-digit growth of Jack Daniel’s RTDs3.

Underlying net sales in the company’s emerging markets grew 5% (+4% reported) on top of last year’s double-digit underlying net sales growth. Russia’s 22% increase in underlying net sales (+27% reported) reflected higher volumes of Jack Daniel’s Tennessee Whiskey and Finlandia due in part to favorable comparisons to the late fiscal 2018 route-to-consumer change as well as strong consumer demand for both brands. Despite the ongoing macroeconomic slowdown, Mexico grew underlying net sales 4% (+2% reported), fueled largely by pricing gains and volume growth for Herradura. Brazil’s underlying net sales grew 7% (+16% reported) on top of the prior year’s strong performance driven by growing demand for Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Fire. Poland’s underlying net sales declined 4% (-7% reported) largely driven by lower volumes and net prices for Finlandia.

Developed international markets increased underlying net sales 2% (+1% reported). In the United Kingdom, underlying net sales declined 1% (-2% reported) due to lower volumes in one channel and unfavorable mix for Jack Daniel’s Tennessee Whiskey compared to the same period last year. Germany’s underlying net sales were flat (+2% reported) as lower volumes of Jack Daniel’s Tennessee Whiskey, due in part to timing associated with order patterns of certain customers in the same period last year, were offset by the continued volume growth of Jack Daniel’s RTDs. France grew underlying net sales 3% (+4% reported) led by volume gains for Jack Daniel’s Tennessee Honey and the launch of Jack Daniel’s RTDs. Australia’s underlying net sales grew 2% (flat reported) led by higher prices and increased volumes of Jack Daniel’s Tennessee Whiskey, while Spain grew reported and underlying net sales in the high-single digits driven by the Jack Daniel’s family of brands.

Travel Retail’s underlying net sales declined 8% (-9% reported) driven primarily by lower volumes for the Jack Daniel’s family of brands largely due to the phasing of customer orders in the same period last year.

Year-to-Date Fiscal 2020 Results By Brand

Jack Daniel’s family of brands underlying net sales increased 2% (+5% reported) as growth was propelled by the launch of Jack Daniel’s Tennessee Apple in the United States and broad-based growth for Jack Daniel’s RTDs and Jack Daniel’s Tennessee Honey. Jack Daniel’s Tennessee Whiskey experienced a 1% decline in underlying net sales (+1% reported) due to lower volumes in certain developed international markets and Travel Retail, which offset volume growth in emerging markets led by Russia and China. Jack Daniel’s RTDs delivered volumetric gains producing underlying net sales growth of 7% (+6% reported). Jack Daniel’s Tennessee Honey grew underlying net sales 7% (+3% reported) with volume growth led by France, the United States, and Poland.

Brown-Forman’s portfolio of premium bourbon brands, including Woodford Reserve and Old Forester, continued their strong double-digit underlying net sales growth of 22% (+28% reported). Woodford Reserve, the leader in the super-premium bourbon category, grew underlying net sales 20% (+25% reported) fueled by the United States, where volumetric growth was supported by expanding consumer demand. Old Forester sustained an even faster rate of underlying net sales growth powered by volumetric gains and favorable mix.

The company’s tequila brands sustained double-digit underlying net sales growth led by Herradura 19% (+21% reported) and el Jimador 13% (+8% reported). Herradura’s underlying net sales growth was driven by higher volumes and pricing in the United States and Mexico. el Jimador’s underlying net sales growth was driven by higher volumes in the United States, as consumer takeaway trends remain strong, higher pricing in Mexico, and volume growth and higher pricing in a number of other international markets.

Finlandia vodka’s underlying net sales declined 7% (-8% reported) as lower volumes and prices in Poland were partially offset by volume gains in Russia.

Year-to-Date Fiscal 2020 Other P&L Items
Company-wide price/mix increased 1% due to faster growth from our higher-priced brands. Underlying gross profit declined 2% (flat reported) and reported gross margin contracted 270 bps to 63.7% driven primarily by tariff-related costs and higher input costs.

Underlying advertising investment grew 4% (+2% reported) reflecting increased investment to support the launch of Jack Daniel’s Tennessee Apple in the United States as well as higher spend behind Woodford Reserve, Jack Daniel’s Tennessee Whiskey, and Gentleman Jack. In the first half of fiscal 2020, underlying SG&A decreased 1% (-2% reported) driven by lower compensation-related expenses. Underlying operating income declined 5% (+1% reported).

Financial Stewardship
On November 21, 2019, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.1743 per share on the Class A and Class B common stock, a 5% increase over the prior-year dividend, resulting in an annualized cash dividend of $0.6972 per share. The quarterly cash dividend is payable on January 2, 2020 to stockholders of record on December 5, 2019. Brown-Forman has paid regular quarterly cash dividends for 74 consecutive years and has increased the dividend for 36 consecutive years.

Fiscal Year 2020 Outlook
The company reaffirmed its full year fiscal 2020 guidance for underlying net sales growth and diluted earnings per share. As a result of the uncertainty in the current economic and geopolitical environment in certain emerging markets and the Travel Retail channel as well as higher input costs, the company modestly reduced its underlying operating income growth range by one percentage point.

•Underlying net sales growth of 5% to 7%
•Underlying operating income growth of 2% to 4%
•Diluted earnings per share of $1.75 to $1.85

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including the Jack Daniel’s Family of Brands, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of U.S. tax reform legislation, including as a result of future clarifications and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$910	$989	9%
Cost of sales	320	370	15%
Gross profit	590	619	5%
Advertising expenses	102	112	10%
Selling, general, and administrative expenses	161	158	(1%)
Other expense (income), net	(5)	(3)
Operating income	332	352	6%
Non-operating postretirement expense	2	1
Interest expense, net	20	20
Income before income taxes	310	331	7%
Income taxes	61	49
Net income	$249	$282	13%

Earnings per share:
Basic	$0.52	$0.59	14%
Diluted	$0.52	$0.59	14%

Gross margin	64.8%	62.7%
Operating margin	36.5%	35.6%

Effective tax rate	19.5%	15.0%

Cash dividends paid per common share	$0.158	$0.166

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,436	477,680
Diluted	483,591	480,481

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$1,676	$1,755	5%
Cost of sales	563	638	13%
Gross profit	1,113	1,117	0%
Advertising expenses	200	204	2%
Selling, general, and administrative expenses	329	322	(2%)
Other expense (income), net	(12)	(9)
Operating income	596	600	1%
Non-operating postretirement expense	4	2
Interest expense, net	40	39
Income before income taxes	552	559	1%
Income taxes	103	91
Net income	$449	$468	4%

Earnings per share:
Basic	$0.93	$0.98	5%
Diluted	$0.93	$0.97	5%

Gross margin	66.4%	63.7%
Operating margin	35.6%	34.2%

Effective tax rate	18.6%	16.3%

Cash dividends paid per common share	$0.316	$0.166

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,647	477,522
Diluted	483,963	480,282

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2019	October 31, 2019
Assets:
Cash and cash equivalents	$307	$235
Accounts receivable, net	609	823
Inventories	1,520	1,654
Other current assets	283	327
Total current assets	2,719	3,039

Property, plant, and equipment, net	816	828
Goodwill	753	762
Other intangible assets	645	655
Other assets	206	269
Total assets	$5,139	$5,553

Liabilities:
Accounts payable and accrued expenses	$544	$592
Accrued income taxes	9	23
Short-term borrowings	150	156
Total current liabilities	703	771

Long-term debt	2,290	2,288
Deferred income taxes	145	162
Accrued postretirement benefits	197	198
Other liabilities	157	192
Total liabilities	3,492	3,611

Stockholders’ equity	1,647	1,942

Total liabilities and stockholders’ equity	$5,139	$5,553

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2018 and 2019
(Dollars in millions)

	2018	2019

Cash provided by operating activities	$272	$187

Cash flows from investing activities:
Additions to property, plant, and equipment	(53)	(48)
Acquisition of business, net of cash acquired	—	(22)
Other	(4)	(5)
Cash used for investing activities	(57)	(75)

Cash flows from financing activities:
Net change in short-term borrowings	42	2
Acquisition of treasury stock	(128)	(1)
Dividends paid	(152)	(158)
Other	(5)	(26)
Cash used for financing activities	(243)	(183)

Effect of exchange rate changes on cash and cash equivalents	(18)	(1)

Net increase (decrease) in cash and cash equivalents	(46)	(72)

Cash and cash equivalents, beginning of period	239	307

Cash and cash equivalents, end of period	$193	$235

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)
			As Reported
	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2019	October 31, 2019	April 30, 2019

Reported change in net sales	9%	5%	2%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	1%
Foreign exchange	—%	—%	2%
Estimated net change in distributor inventories	(3)%	(1)%	—%

Underlying change in net sales	6%	3%	5%

Reported change in gross profit	5%	—%	(2)%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	1%
Foreign exchange	(1)%	—%	2%
Estimated net change in distributor inventories	(4)%	(2)%	—%

Underlying change in gross profit	—%	(2)%	2%

Reported change in advertising expenses	10%	2%	(2)%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	4%
Foreign exchange	2%	2%	2%

Underlying change in advertising expenses	11%	4%	3%

Reported change in SG&A	(1)%	(2)%	(16)%
Acquisitions and divestitures	(1)%	—%	—%
New accounting standard	—%	—%	1%
Foundation	—%	—%	8%
Foreign exchange	1%	1%	2%

Underlying change in SG&A	(1)%	(1)%	(5)%

Reported change in operating income	6%	1%	9%
Acquisitions and divestitures	—%	—%	—%
Foundation	—%	—%	(7)%
Foreign exchange	(2)%	(1)%	3%
Estimated net change in distributor inventories	(7)%	(4)%	—%

Underlying change in operating income	(3)%	(5)%	5%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2019

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	3%	3%	7%	—%	—%	(2)%	4%
Jack Daniel’s family of brands	2%	2%	5%	—%	—%	(2)%	2%
Jack Daniel’s Tennessee Whiskey	—%	—%	1%	—%	—%	(2)%	(1)%
Jack Daniel’s RTD and RTP	3%	3%	6%	—%	2%	(1)%	7%
Jack Daniel’s Tennessee Honey	8%	8%	3%	—%	1%	3%	7%
Gentleman Jack	6%	6%	5%	—%	—%	(1)%	4%
Jack Daniel’s Tennessee Fire	4%	4%	—%	—%	—%	3%	3%
Other Jack Daniel’s Whiskey Brands	70%	70%	93%	—%	—%	(46)%	47%
Woodford Reserve	22%	22%	25%	—%	—%	(5)%	20%
Rest of Whiskey	3%	3%	19%	—%	1%	(1)%	19%
Tequila	(3)%	3%	10%	—%	1%	1%	11%
el Jimador	7%	7%	8%	—%	1%	4%	13%
Herradura	13%	13%	21%	—%	1%	(3)%	19%
Rest of Tequila	(6)%	(6)%	—%	—%	1%	1%	1%
Vodka	(6)%	(6)%	(8)%	—%	—%	1%	(7)%
Wine	1%	1%	(5)%	—%	—%	7%	2%
Rest of Portfolio	2%	2%	15%	(4)%	(8)%	(1)%	1%
Subtotal	1%	2%	6%	—%	—%	(1)%	4%
Non-Branded and Bulk	NM	NM	(21)%	—%	1%	—%	(21)%
Total Portfolio	1%	2%	5%	—%	—%	(1)%	3%
Other Brand Aggregations
American whiskey	3%	3%	6%	—%	—%	(3)%	4%
Premium bourbons	24%	24%	28%	—%	—%	(5)%	22%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Six Months Ended October 31, 2019

Geographic Area[3]	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	10%	—%	—%	(4)%	6%
Developed International	1%	—%	—%	1%	2%
United Kingdom	(2)%	—%	1%	—%	(1)%
Australia	—%	—%	2%	—%	2%
Germany	2%	—%	(2)%	—%	—%
France	4%	—%	—%	—%	3%
Japan	(1)%	—%	(2)%	3%	—%
Rest of Developed International	2%	—%	1%	4%	7%
Emerging	4%	—%	—%	1%	5%
Mexico	2%	—%	1%	1%	4%
Poland	(7)%	—%	4%	—%	(4)%
Russia	27%	—%	1%	(6)%	22%
Brazil	16%	—%	3%	(12)%	7%
Rest of Emerging	1%	—%	(3)%	6%	5%
Travel Retail	(9)%	—%	1%	—%	(8)%
Non-Branded and Bulk	(21)%	—%	1%	—%	(21)%
Total	5%	—%	—%	(1)%	3%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; (e) underlying other expense (income) net; and (f) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures (b) a new accounting standard, (c) foreign exchange, (d) estimated net change in distributor inventories, and (e) the establishment of our charitable foundation. We explain these adjustments below.

•
“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction costs and integration costs), and (b) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.

On July 3, 2019, we acquired 100% of the voting interests in The 86 Company, which owns Fords Gin, for $22 million in cash. This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquired business for the non-comparable period, which is fiscal 2020 activity for The 86 Company. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.

•
“New accounting standard.” Under Accounting Standards Codification (ASC) 606, “Revenue from Contracts with Customers,” we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although this change in timing did not have a significant impact on a full-year basis, there was some change in the timing of recognition across periods. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•
“Foundation.” In fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the Company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2019 net sales. In addition to markets that are listed by country name, we include the following aggregations:

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“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Australia, Germany, France, and Japan. This aggregation represents our net sales of branded products to these markets.

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“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Russia, and Brazil. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2019 net sales. In addition to brands that are listed by name, we include the following aggregations:

•	“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and Early Times.

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“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, and Jack Daniel’s Tennessee Apple.

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Super-premium American whiskey” includes Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” includes el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by consumers from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control

Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.We believe consumer takeaway is a leading indicator of how consumer demand is trending.